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                                                    FOR IMMEDIATE RELEASE


                  TRANSDIGM INC. ANNOUNCES NOTES EXCHANGE OFFER


Richmond Hts., Ohio (July 26, 2002) - TransDigm Inc. today announced an offer to exchange up to $75 million in aggregate principal amount of its registered Series B 10 3/8% Senior Subordinated Notes due 2008 for its outstanding unregistered Series A 10 3/8% Senior Subordinated Notes due 2008. The exchange offer will expire at 5:00 p.m. New York City time on Friday, September 6, 2002, unless TransDigm Inc., in its sole discretion, decides to extend the exchange offer.

The exchange agent for the exchange offer is State Street Bank and Trust Company, Corporate Trust Window, 5th Floor, Two Avenue de Lafayette, Boston, MA 02111-1724. For information by telephone, call (617) 662-1544.

TRANSDIGM
TransDigm is a leading supplier of proprietary, highly engineered power systems and airframe components servicing the aerospace industry. Major products include ignition systems components, gear pumps, electromechanical controls, batteries/chargers, engineered connectors and latches and lavatory hardware. In 2001 the company had pro forma revenues of approximately $250 million (as if all acquisitions had occurred on the first day of the fiscal year).

TransDigm is a portfolio company of Odyssey Investment Partners LLC. Odyssey manages a $760 million private equity fund, which invests in middle market companies that are primarily focused on manufacturing, aerospace and transportation, and financial services.

SAFE HARBOR STATEMENT:

The matters described in this press release include "forward-looking statements" made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 including, in particular, the statements about TransDigm's plans, strategies, and prospects. TransDigm's actual results, performance or achievements may differ materially from those described in forward-looking statements. Such statements are based on current expectations of TransDigm's performance and are subject to a variety of factors not under the control of TransDigm, which can affect TransDigm's results of operations, liquidity or financial condition and cause actual outcomes or results to be materially different from those projected. These factors, risks and uncertainties may include, among other things, TransDigm's access to capital markets; the impact of general economic conditions in the regions in which TransDigm does business; general industry conditions, including competition and product, raw material and energy prices; changes in currency rates and currency values; and capital expenditure requirements.

Because the information herein is based solely on data currently available, it is subject to change as a result of changes in conditions over which TransDigm has no control or influence, and should not therefore be viewed as assurance regarding TransDigm's future performance. Additionally, TransDigm is not obligated to make public indication of such changes unless required under applicable disclosure rules and regulations.

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FOR FURTHER INFORMATION CONTACT:
Colin Wheeler
Kekst and Company
212-521-4869